Exhibit 10.3

February 11, 2002

Robert Sims

RE:  Severance Benefit Plan

Dear Mr. Sims

We are pleased to inform you that the Company’s Board of Directors has approved a special severance benefit program for you.  The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits and to explain the limitations that will govern their overall value.

Your severance package will become payable should your employment terminate under certain circumstances including certain terminations following a substantial change in ownership or control of the Company.  To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement.  The benefits comprising your severance package are detailed in Part Two, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Three and Four, respectively.  Part Five deals with ancillary matters affecting your severance arrangement.

PART ONE – DEFINITIONS

For purposes of this letter agreement, the following definitions will be in effect:

Base Salary means the monthly rate of base salary in effect for you at the time of your Involuntary Termination.  In the event of your Involuntary Termination following a Change in Control, Base Salary means the greater of your monthly base salary immediately prior to the Change in Control or the monthly rate of base salary in effect at the time of your Involuntary Termination.

Board means the Company’s Board of Directors.

Change in Control means a change in the ownership or control of the Company effected through any of the following transactions:

(i)
a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,

(ii)	any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets,

(iii)
the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or

(iv)
a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Company means Crossroads Systems, Inc., a Delaware corporation, or any successor corporation, whether or not resulting from a Change in Control.

Disability means your inability to perform the normal and usual duties of your position with the Company by reason of any physical or medical impairment which is expected to result in death or continue for a period of twelve (12) consecutive months or more.

Fair Market Value means, with respect to the shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal.  If there is no closing selling price reported for the Common Stock on the date in question, then the Fair Market Value will be the closing selling price for the last preceding date for which such report exists.

Health Care Coverage means the continued coverage to which you and your eligible dependents may become entitled under the Company’s health care plans pursuant to the severance benefit provisions of Part Two of this letter agreement.

Incentive Stock Option means an option which satisfies the requirements of Code Section 422.

Involuntary Termination means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or (ii) your voluntary resignation within six (6) months following (A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including Base Salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) with the exception of compensation reductions that are applied to all executive officers of the Company or (C) a relocation of your principal place of employment by more than fifty (50) miles.

An Involuntary Termination will not be deemed to occur in the event your employment terminates by reason of your death or Disability or a Termination for Cause.

Option means any outstanding option you hold under the Plan at the time of your Involuntary Termination.  For purposes of this Agreement, your Options will be divided into two (2) separate categories as follows:

•
Acquisition-Accelerated Options: any outstanding Option (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option, upon a Change in Control.

•	Severance-Accelerated Options: any outstanding Option (or installment thereof) which, pursuant to Part Two of this letter agreement, accelerates upon an Involuntary Termination.

Option Parachute Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder.  The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company’s employ as a condition to the vesting of the accelerated installment.  In no event, however, will the Option Parachute Payment attributable to any Acquisition-Accelerated Option or Severance-Accelerated Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

Other Parachute Payment means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.  Your Other Parachute Payment will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any).

Parachute Payment means any payment or benefit provided you under Part Two of this letter agreement (other than the Option Parachute Payment attributable to your Severance-Accelerated Options) which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Plan means (i) the Company’s 1996 Stock Option/Stock Issuance Plan, (ii) the Company’s 1999 Stock Incentive Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Company.

Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to your Severance-Accelerated Options, the additional benefits to which you become entitled under Part Two of this letter agreement, and the Option Parachute Payment attributable to your Acquisition-Accelerated Options.  The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

Severance Period means the number of months for which you will receive severance payments pursuant to Paragraph A.2 of Part Two of this letter agreement.

Termination for Cause means the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct by you, whether by omission or commission, which has an adverse effect upon the Company’s business or affairs as determined in the sole discretion of the Company’s Board of Directors, (iv) your breach of the Company’s Confidentiality, Proprietary Information and Inventions Agreement, or (v) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days.

PART TWO – TERMINATION BENEFITS

Your benefits under this Part Two will in all events be subject to the benefit limitations of Part Three and the restrictive covenants of Part Four of this letter agreement and will be in lieu of all other severance benefits to which you might otherwise be entitled upon termination of your employment.

A.          Severance Benefits Upon An Involuntary Termination Prior to A Change in Control.

Should your employment with the Company terminate by reason of an Involuntary Termination at any time prior to and not in connection with a Change in Control, you will become entitled to receive the following severance benefits, provided you execute and deliver to the Company, at the time of such Involuntary Termination, a General Release in substantially the form of attached Exhibit A:

1.           Accelerated Vesting of Outstanding Options Upon an Involuntary Termination.

Each outstanding Option which you hold at the time of your Involuntary Termination, to the extent not otherwise exercisable for all the shares of Common Stock subject to that Option as fully vested shares, will immediately vest in full and become exercisable.  Each such accelerated Option will remain exercisable until the earlier of (x) the expiration of the option term or (y) the end of the twelve (12)-month period following the date of your Involuntary Termination.  Any Options not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable.  As a result of the extension of the post-termination exercise periods for Options outstanding on the date of this agreement, those Options, to the extent designated as Incentive Options, will no longer be treated as Incentive Options for Federal tax purposes; instead, such Options will be treated as Non-Statutory Options for Federal tax purposes and accordingly you will recognize ordinary income upon exercise of such Options.  All such income will be subject to applicable income and employment withholding taxes.

2.           Severance Payment.

Following your Involuntary Termination, you will receive severance payments from the Company equal to your monthly rate of Base Salary for a period of twelve (12) months.  The salary continuation payments shall be paid to you following your Involuntary Termination in accordance with the Company’s normal payroll practices over such period and subject to all applicable withholding taxes.  The payments will immediately terminate in the event you fail to abide by the restrictive covenants set forth in Part Four of this letter agreement.

3.           Health Care Coverage.

The Company will, at its expense, continue to provide you and your eligible dependents with the Company’s paid portion of health care coverage under the Company’s medical/dental plan until the earlier of (i) the expiration of that number of months equal to one-half of the Severance Period measured from the first day of the first month following the effective date of your Involuntary Termination or (ii) the first date that you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.  Such Health Care Coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise be entitled at your own cost under Code Section 4980B by reason of your termination of employment.

PART THREE — LIMITATION ON BENEFITS

1.           Benefit Limit.

The aggregate Present Value (measured as of the Change in Control) of the benefits to which you become entitled under Part Two at the time of your Involuntary Termination, namely, the salary continuation payments, the Option Parachute Payment attributable to your Severance-Accelerated Options and your Health-Care Coverage, will in no event exceed in amount the dollar amount (the “Benefit Limit”) which yields you the greatest after-tax amount of benefits under Part Two of this letter agreement after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits which are provided you under Part Two or which constitute Other Parachute Payments.

The Option Parachute Payment attributable to the accelerated vesting of your Acquisition-Accelerated Options (if any) at the time of any Change in Control shall also be subject to the Benefit Limit.

For purposes of applying the Benefit Limit to your benefits under Part Two, the value of your non-competition covenant under Part Four of this letter agreement shall be determined through independent appraisal by a nationally-recognized independent accounting firm acceptable to both you and the Company and obtained solely at the Company’s cost, and a portion of your Part Two benefits shall, to the extent of such appraised value, be specifically allocated as reasonable compensation for your non-competition covenant.

2.           Resolution Procedure.

In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with either the Change in Control or your Involuntary Termination constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value of any of those payments, such dispute will be resolved as follows:

(i)           In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii)          In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent tax counsel mutually acceptable to you and the Company (“Independent Counsel”).  The resolution reached by Independent Counsel will be final and controlling; provided, however, that if in the judgment of Independent Counsel the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.  All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request will be shared equally by you and the Company.

(iii)         In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Counsel’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal will be shared equally by you and the Company.

3.           Status of Benefits.

(i)           No benefits shall be provided you under Part Two of this letter agreement (including the accelerated vesting of your outstanding Options, the salary continuation payments and the Company-paid Health Care Coverage) until the Present Value of the Option Parachute Payment attributable to both your Severance-Accelerated Options and your Acquisition-Accelerated Options has been determined and the status of any payments in dispute under Paragraph 2 above has been resolved in accordance therewith.  The post-service exercise period in effect for your Options shall be stayed and shall not run until the resolution process hereunder is completed.

(ii)          Once the requisite determinations under Paragraph 2 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option Parachute Payment attributable to your Severance-Accelerated Options (or installments thereof) plus (ii) the Parachute Payment attributable to your other benefit entitlements under Part Two of this letter agreement would, when added to the Present Value of all your Other Parachute Payments (including the Option Parachute Payment attributable to your Acquisition-Accelerated Options), exceed the Benefit Limit, first your salary continuation payments will be reduced and then the period of your Company-paid Health Care Coverage will be shortened,  to the extent necessary to assure that such Benefit Limit is not exceeded.   To the extent such Benefit Limit is still exceeded following such reductions, then the number of shares for which your Options are to vest on an accelerated basis pursuant to Part Two (based on the amount of the Option Parachute Payment attributable to each Option) shall be reduced to the extent necessary to eliminate such excess.

PART FOUR — SPECIAL RESTRICTIVE COVENANTS

1.	Cessation of Benefits.

Your entitlement to your salary continuation payments and Company-paid Health Care Coverage under this letter agreement will immediately cease, should you, at any time during the one-year period following the termination of your employment (or such lesser period during which you are entitled to receive such payments and Company-paid Health Care Coverage hereunder):

(i)           render, anywhere in the United States, any services or provide any advice or assistance to any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other capacity, without the express prior written consent of the Company. However, nothing in this Part Four, subpart 1(i) will limit your making any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise;

(ii)          solicit customers, clients, suppliers, agents or other persons or entities under contract or otherwise associated or doing business with the Company and/or its controlled affiliates to reduce or alter any such association or business with the Company and/or its controlled affiliates on behalf of any Competing Business; and/or

(iii)         solicit any employee or contractor of the Company and/or its controlled affiliates to (a) alter or reduce such relationship with the Company, and/or (b) accept employment, or enter into any consulting arrangement, with any person other than Company and/or its controlled affiliates.

A Competing Business shall mean any entity that offers products or services which are or may be competitive with those offered or proposed to be offered by the Company.

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Please indicate your agreement with the foregoing terms and conditions of your severance package (including, without limitation, the conversion of any Incentive Options into Non-Statutory Options) by signing the Acceptance section of the enclosed copy of this letter below and returning it to the Company.

Very truly yours,

CROSSROADS SYSTEMS, INC.

By:

Title:	Chief Executive Officer

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in the event my employment should terminate under certain prescribed circumstances including certain terminations following a substantial change in control or ownership of the Company.

Signature:

Dated:

Address

EXHIBIT A
GENERAL RELEASE

By signing this General Release (this “Release”) and accepting the severance being offered to [NAME OF EXECUTIVE] (“you” or “You”) in the Severance Offer and General Release Letter Agreement to which this Release is an exhibit, you agree to waive, release, and forever discharge Crossroads Systems, Inc. (the “Company”) and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (collectively the “Released Parties” or “Releasees”), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of your execution of this Release.  “Claims,” “demands,” and “causes of action” include, but are not limited to, those based on contract, fraud, equity, tort, discrimination, sexual harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company’s Common Stock, claims for any additional shares of the Company’s Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time.

You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release.  You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact(s).

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Release.  You understand that nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. To the extent that you are still entitled to file an administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

The only claims that this Release does not include are claims related to your rights under the employment benefits plans of the Company (as applicable to you on the date of your termination) and any claims that controlling law clearly states may not be released by settlement.  Nothing in this Release shall constitute or be treated as an admission of any wrongdoing or liability on your part or on the part of the Company and/or the Released Parties.  You acknowledge that you have been advised to consult with an attorney of your choosing prior to entering into this Release.

Nothing in this Release is intended to alter, modify or waive the Company’s and your continuing rights and obligations under the Company’s Confidentiality, Proprietary Information and Inventions Agreement or its Indemnity Agreement, each signed by you and each incorporated herein by this reference. You understand and agree that a breach of any continuing obligation contained in the above agreements shall also constitute a breach of this Release.  Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

You acknowledge that you have until [date] to consider this Release and that you received this Release on [date].  You must execute and deliver this Release to [company representative] at the Company on [date] (the “Delivery Deadline”).  This Release will be deemed “delivered” to the Company when you have dated, signed and faxed or hand-delivered it to [company representative] at the Company’s office located at 11000 N. Mo-Pac Expy
Austin, TX 78759, on or before 5:00 p.m. on the Delivery Deadline.  Should you desire to fax the executed Release to the Company instead, you should use the following fax number:  [fax #].  This Release will become effective on the date the executed document is delivered to the Company (herein, the “Release Effective Date”).

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[NAME OF EXECUTIVE]

Dated:

ACCEPTED AND ACKNOWLEDGED:

CROSSROADS SYSTEMS, INC.

By:
Name:
Title:

Dated: